LORD ABBETT MUNICIPAL INCOME TRUST (the "TRUST")
                  (formerly, Lord Abbett Tax-Free Income Trust)

Item 77 Q1(a): Exhibits

AMENDMENT TO REGISTRANT'S DECLARATION AND AGREEMENT OF TRUST

An Amendment to the Declaration and Agreement of Trust for the Lord Abbett Municipal Income Trust is hereby incorporated by reference to the Post-Effective Amendment No. 29 to the Trust's Registration Statement filed on January 28, 2005. The Amendment changed the name of Lord Abbett Tax-Free Income Trust to Lord Abbett Municipal Income Trust effective December 30, 2004.

AMENDED BYLAWS

The Bylaws of Lord Abbett Municipal Income Trust were amended on December 30, 2004 to change the name of the Trust. The Amended Bylaws are incorporated by reference to Post Effective Amendment No. 29 to the Trust's Registration Statement filed on January 28, 2005.